Exhibit 10.23

February 26, 2013

Gary Kaseff

c/o Emmis Communications Corporation

3500 W. Olive Avenue, Suite 1450

Burbank, California 91505

Re:	Amendment to Employment Agreement

Dear Gary:

This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 3, 2009 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”).

This Amendment is effective March 1, 2013. Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed that: (1) The first clause (a) of Section 3 of the Agreement is amended to state: “February 28, 2019” instead of “the fifth (5th) anniversary of its commencement”; (2) Section 4 of the Agreement is hereby amended to increase the Base Salary to $123,400 effective March 1, 2013; (3) Section 7 of the Agreement is deleted in its entirety and replaced by the following: “7. COBRA. Executive shall no longer participate in Employer’s health plan. Effective March 1, 2013, Executive’s spouse shall be provided COBRA continuation coverage for Employer’s health plan, at Executive’s expense, for the maximum time permitted by applicable law or the effective date of replacement coverage secured by Executive (as set forth in a notice by Executive), whichever occurs first.”; (4) Section 10.4 is amended as follows: (a) the phrase “…$15,000 for each month from the date of termination of employment through March 12, 2014…” shall be amended to state: “…$17,500 for each month from the date of termination of employment through February 28, 2019…”; and (b) the phrase “…shall continue to provide the health care coverage in accordance with Section 7” at the end of this Section shall be amended to state the following: “…shall continue to provide COBRA continuation coverage for the time period described in Section 7, which obligation shall survive the termination of this Agreement.”; and (5) Sections 11.2 and 12 shall be amended to provide that, after an Incapacity Termination Date or termination of the Agreement upon Executive’s death, in addition to the obligations of Employer described in those Sections, Employer shall continue to provide COBRA continuation coverage for the time period described in Section 7, which obligation shall survive termination of the Agreement.

All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.

Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,

/s/ J. Scott Enright

J. Scott Enright

Executive Vice President

Emmis Operating Company

ACCEPTED AND AGREED:

/s/ Gary Kaseff

Gary Kaseff

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